EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-111524, 333-105275, and 333-99831) and S-8 (Nos. 033-56501, 333-39883, 333-39881, 333-73117, 333-73113, 333-90047, 333-30954, 333-53174, 333-01111, 333-111322, 333-101795, 333-73115, 333-72882, and 333-66372) of AmeriCredit Corp. of our report dated September 9, 2005, except for the restatement discussed in Note 2 to its consolidated financial statements and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is February 3, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Houston, Texas

February 3, 2006